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                                                                   EXHIBIT 10.18



                COMMONWEALTH V. BLOOM SETTLEMENT AGREEMENT TERMS

               The following is a summary of the terms of settlement reached between the parties identified below. A final Settlement Agreement document shall be drafted and circulated for comments by McDermott, Will & Emery. The Settlement Agreement will be the final integrated agreement between the parties and shall reflect the terms herein.

               Frederick Bloom, Lucinda Bloom and the Bloom Family Trust (along with each of their past and present partners, partnerships, employees, agents, representatives, insurers. attorneys, heirs, predecessors, successors, assignors and assignees, and all persons and entities acting or claiming by, through, under, or in concert with them or any of them, hereinafter collectively "Bloom") on one hand, and Commonwealth Energy Corporation, ElectricAmerica, Inc., Ian B. Carter, Bradley L. Gates, Robert C. Perkins, Vivian L. Anderson and Junona Jonas (along with each of their shareholders, officers, directors, employees, predecessors, successors, subsidiaries, divisions, affiliated companies, parent companies, holding companies, partners, partnerships, officers, directors, agents, representatives, insurers, attorneys, heirs, assignors and assignees, bankers, investment bankers, and all persons and entities acting or claiming by, through, under, or in concert with them or any of them, hereinafter collectively "Commonwealth"), on the other hand, in order to resolve the action known as Commonwealth Energy Corporation, et al. v. Bloom,, et al., Orange County Superior Court Case 00CC15507 and all related and/or consolidated actions hereby agree as follows:

               Collectively, Bloom and Commonwealth shall be referred to as the Parties.

1. Bloom will surrender all 5,895,160 shares and any options in Commonwealth to Commonwealth. To the extent that Bloom possesses or controls, directly or indirectly, any other shares or options of any kind in Commonwealth, he shall forfeit such shares to Commonwealth. To the extent that Bloom has optioned or transferred shares to any third parties, those shares must be forfeited to Commonwealth.

2.             Mutual release of all claims plus provide a section 1542 waiver.

3. The Parties agree to obtain a Court order signed by a judge of the Orange County Superior Court approving the settlement.

4. Payment from Commonwealth to Bloom is to be made within 24 hours of court approval of settlement. Additional time will be allowed to make payment if the 24 hour period includes a weekend or bank holiday.

5.             Bloom will not disparage, directly or indirectly, Commonwealth.
               Commonwealth will not disparage, directly or indirectly, Bloom but Bloom recognizes that Commonwealth may have to cooperate with governmental agencies, including but not limited to the California Public Utilities Commission, California Department of Corporations or other state and/or federal enforcement agencies in investigations against Bloom. Notwithstanding the foregoing, Commonwealth will not affirmatively request any action against Bloom that is not otherwise consistent with the fiduciary duties and legal obligations of Commonwealth's

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               Board of Directors. Commonwealth's counsel will write a letter to any regulatory agencies that Commonwealth has communicated with concerning Bloom, including the Department of Corporations, the District Attorney's office, and the Orange County Sheriff's Department, notifying them of the settlement this matter and confirming that Commonwealth has no interest in pursuing claims against Bloom. CEC will not send any additional unsolicited letters to any local, state or federal agencies concerning Bloom.

6. Commonwealth will indemnify Bloom for expenses, including attorneys fees, incurred in the Julian and Wykydal litigation. All such outstanding fees will be paid by August 30, 2001. Commonwealth will have no additional future indemnification obligations to Bloom, however, to the extent there is insurance coverage for future cases involving Bloom, Commonwealth will not object to Bloom seeking coverage under the policies.

7. Bloom cannot approach Commonwealth's shareholders, banking institutions, employees, officers or board members either directly or indirectly for the purpose of discussing anything with respect to Commonwealth. Bloom can take no direct or indirect action that interferes with Commonwealth's operations. Bloom will make no attempt to solicit current Commonwealth employees for a period of two (2) years.

8. Bloom can never own any interest, directly or indirectly in Commonwealth. This includes proxies or third parties that Bloom may choose to work through.

9. Both Commonwealth and Bloom will place $100,000 each into a designated escrow account (with Bloom's portion to be placed directly into such account by Commonwealth out of the proceeds of the settlement funds) for the purpose of liquidated damages in the event that any party is found to have breached the terms of this Agreement. Whether a Parry is in breach of this Agreement is to be decided by a single neutral arbitrator to be agreed to by the parties. The funds will be held for a two year period and liquidated damages will be $20,000 per occurrence. In the event either party pays a sanction they are required to replenish the account back to $100,000.

9a. The Parties agree that if this matter is disputed, such disputes will be arbitrated before JAMS.

10. Bloom will assign the rights to his CEC.investors.com website and will agree physically to turn that website over to Commonwealth as well as the domaine authority for the site. Bloom will also agree not to start or participate in any other website related in any way to Commonwealth.

11. Bloom will turn back to the company his shareholder list and any copies that he has made and will not use or request copies of the shareholder list in the future. He will identify any third parties to whom he has provided a copy of the list and will request the return of the copies in writing.



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12.            Bloom agrees to reasonably cooperate in any lawsuits brought by or against the company to include, but not limited to Gary Wykidal, David James, etc.

13. To the extent Bloom can accomplish an assignment of lease of Commonwealth's offices at no cost to Commonwealth, Commonwealth will assume liability on the lease.

14. Bloom agrees to withdraw support from Joseph Saline and ask him to resign both orally and in writing prior to the final approval of this settlement. The Agreement is not contingent upon Saline's resignation.

15. Bloom agrees not to compete with Commonwealth in any of the listed activities for at least two (2) years in any capacity. Bloom will relinquish his right to be a 1% investor, or a principal, employee, officer in any company that is engaged wholly or in part in the listed activities, including but not limited to any entity funded by John Kuhns or Kuhns Brothers Securities. The listed activities are:

               1. Retail or wholesale sale of electric energy or distributed electrical power;

               2.     Alternative electrical generation sources;

               3.     Development and design of electrical fuel cells;

               4. Manufacture or distribution of electric energy conservation devices;

               5.     Energy management or consulting services;

               6.     Electrical service call centers; and

               7.     Electrical energy billing and backroom software.

17. Bloom agrees not to participate or help in any way in any shareholder action adverse to Commonwealth, including but not limited to a hostile takeover or proxy contest or merger.

18. Bloom agrees to the terms of the Accommodation Agreement and he makes no claims now or in the future to the shares encompassed in that Accommodation Agreement and he agrees to release the 1.2 million shares that have been transferred to Commonwealth per the terms of the Accommodation Agreement.

19. Bloom agrees that all agreements under this Settlement Agreement, including but not limited to the Severance Agreement and Employment Agreement, are terminated.

20. Bloom will agree not to disclose any intellectual property belonging to or developed by Commonwealth, including but not limited to Triumph software and agrees not to use any confidential information learned from Commonwealth in connection with any competing entity.

21. All pending motions, depositions, etc. shall be taken off calendar and a stay agreed to until such time as the court approves or disapproves the settlement agreement.



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22.            Mutual return of all subpoenaed documents and documents exchanged in discovery.

23. Commonwealth will pay $7,190,000 in full settlement of this matter as designated by Bloom. Of that amount, Commonwealth is paying $4,790,000 in damages. The remaining $2,400,000 is paid by Commonwealth to purchase 1,175,160 shares of Bloom's stock. The parties agree that the remaining shares held by Bloom - 4,720,000 shares - are void.

24. The parties agree to file dismissals of their respective complaints with prejudice after the settlement funds are in Bloom's account.

25. In the event of any disputes under this agreement the prevailing party will be entitled to the payment of its attorney's fees.

26. The Settlement Agreement terms are subject to a final vote of the Board of Directors of Commonwealth Energy, which is scheduled for Monday, August 13, 2001. The Directors signing this agreement will recommend approval and a vote in favor. By entering into this agreement neither party admits any wrongdoing or liability.

27. The parties intend to seek court approval of the settlement agreement within one week of today's date. If the parties cannot agree or any subsequent settlement agreement, either party may enforce the terms of this agreement.



Dated:  August 10, 2001                     /s/    Fred Bloom
                                     -------------------------------------------
                                     Fredrick Bloom
                                     Individually and for Bloom Family Trust


Dated:  August 10, 2001                     /s/    Lucinda Bloom
                                     -------------------------------------------
                                     Lucinda Bloom
                                     Individually and for Bloom Family Trust


Dated:  August 10, 2001                     /s/    Bradley L. Gates
                                     -------------------------------------------
                                     Bradley Gates
                                     for Commonwealth Energy Corporation, et al.


Dated:  August 10, 2001                     /s/    Robert Perkins
                                     -------------------------------------------
                                     Robert C. Perkins
                                     for Commonwealth Energy Corporation, et al.



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